Exhibit 99.2

THE OURPET’S COMPANY

2015 First Quarter Conference Call

Operator

Welcome to the 2015 first quarter conference call for OurPet’s Company. At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s remarks. (Operator issues instructions). As a reminder, this conference call is being recorded and will be available at the Company’s website, www.ourpets.com, following the call.

Scott Mendes, Chief Financial Officer

Thank you, Melissa. This morning we issued our 2015 first quarter earnings release, which is also available on our website.

The information provided during today’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are presented in our 2014 Form 10-K and in other company SEC filings, as well as today’s earnings release.

Our remarks will include certain references to the non-GAAP financial measure of EBITDA. EBITDA is defined as net income, plus interest expense net, plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax, plus depreciation, depletion and amortization expense. We use this non-GAAP measure to evaluate ongoing operations and believe they are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. There is a table in our 2015 first quarter earnings release which includes specific detail concerning the non-GAAP EBITDA financial measure.

During today’s call, Dr. Steve Tsengas, Chairman and CEO, will discuss business trends and initiatives related to implementation of our growth strategy. I will then review the Company’s financial results for the 2015 first quarter. We will conclude the call with a question and answer session. At this time, I will turn the call over to Dr. Tsengas.

Dr. Steve Tsengas—President and CEO

Thank you, Scott. We are pleased with the company’s solid start in 2015 as reflected in our first quarter financial results. Positive comparisons to the same period last year were achieved in key categories of performance, from top line growth of 7% to a 59% increase in net income.

As reported earlier this week, U.S. GDP grew only two-tenths of one percent for the 2015 first quarter compared to 2.2 percent for the final three months of 2014 and 2.4 percent for the full-year. The modest first quarter increase was attributable to adverse weather conditions and significant appreciation of the U.S. dollar in recent months compared to other currencies.

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The positive results are being driven by implementation of our dual-brand strategy as reflected in the 22% increased in Pet Specialty and a 6% increase in the Food, Mass and Drug sales channels. This year’s first quarter sales particularly benefited from an 18% increase in bowls and feeders and a 10% increase in toys and accessories.

Full implementation of our dual-brand strategy continues to be pursued through several initiatives that offer significant potential positive contributions going forward. We are working closely with our customers to ensure a smooth transition that includes aligning implementation with their timetables. These efforts are expected to take place throughout 2015.

Our strategy positions us for accelerated growth with branded products in key sales channels. It is expected to benefit from our growing portfolio of cat and dog products as well as new products we develop or acquire that complement those lines. We recently completed the acquisition of certain assets of Molor Products Company which round out our feeder product line and will also provide significant health and convenience benefits. Products such as the Food “N” Fountain deluxe cat and dog bowls; the Cat Buffet; and, EZ Store Raised Dog single bowl, which is similar to our Store-N-Feed product, will all benefit from our domestic and international sales channels. These patented products complement our current portfolio and are expected to contribute incremental sales and profitability this year underscoring immediate benefits from this accretive transaction.

We are very pleased with customer responses during and following Global Pet Expo which took place in early-March. Interest in our expanding product lines included particular interest in four of our new products: the Catty Whack® electronic cat toy, Ball of Feathery Fury®, the Barking Bistro®/Designer Diner® raised feeder, and our Tilt-A-Bowl® stainless steel with bonded rubber bow..

In July 2015, we are preparing to launch several new lines of products at the SuperZoo Show. These include the additional Play-N-Squeak items, three new versions of the Flappy dog toy, and several upscale, electronic cat and dog toys that combine sound, motion and aroma. These new toys support our mission of providing healthy physical and mental stimulation for our four-legged friends.

During the past few years a growing percentage of our sales has been in the E-commerce sales channel. Individual customers enjoy the convenience of purchasing not only their pet products online, but also many other items. These sales represented approximately 10% of our total net revenues for the 2015 first quarter despite declining 6% compared to the same period last year. We believe this was a temporary event and that E-commerce sales will increase in the second quarter versus a year ago. Amazon is a dominant player in E-commerce and continues to be our largest customer in this sales channel. Sales to Amazon increased 21% compared to the 2014 first quarter. We are working together with them to increase the number of products offered online in North America and other regions of the world.

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International sales also represent a growing category for the company and were about 12% of our revenue for the first quarter. Most of these sales are presently to customers in Canada and the United Kingdom; however, we are also making progress in South America and Asia. This is an important category of our overall sales mix and has potential for significant future growth.

In closing, I want to note that we recognize we are pursuing a number of exciting growth initiatives simultaneously which requires a single, shared focus throughout the company. I am very pleased with the level of commitment that is taking place and enthusiasm displayed by of our entire team. The success of these efforts will directly influence our future growth and achievement of increased profitability.

I will now turn the call over to Scott Mendes for his remarks.

Scott Mendes-Chief Financial Officer

Thank you, Steve. The favorable 2015 first quarter results benefited from increases in net revenue and operating margins. We are also pleased with the improvement in cash generated from operations during the first three months of this year.

Total net revenue was $5.6 million for the 2015 first quarter, which is 7% above the same period last year and a record first quarter amount. Strong performance in the Pet Specialty sales channel was the largest contributor followed by a solid increase in sales to the Food, Mass and Drug channel. Sales in other categories were generally flat with a year ago and are expected to show improvement during the remainder of this year.

During the first quarter we continued to actively manage our controllable costs throughout the company. While cost of goods sold increased more than 6% approximately 70% of that amount was attributable to the year-over-year increase in total revenue. The remaining $72,000 increase in cost of goods sold was due to higher operating salary and payroll related expenses, an increase in expense allocated to excess and obsolete inventory and increases in other operating expenses, which were partially offset by lower freight costs. Overall, we achieved a slight increase in gross profit margin to 30.3% from 29.8% for the same period last year.

Selling, general and administrative expenses were $1, 338,000 for the first three months of 2015 which is less than 2% above the comparable period in 2014. Factors contributing to the 2015 first quarter increase included higher marketing and promotional charges from agreements with certain customers, higher trade show and IT expenses that were partially offset by a decrease in salary and payroll and other expenses. The modest increase in SG&A expense dollars contributed to a decrease of 1.2 percentage points in SG&A expenses as a percent of total revenue to 24% for the first quarter.

Interest expense decreased more than $11,000 to approximately $24,500 for the 2015 first quarter due to lower interest rates based on changes implemented during the past year and reductions in principal balances of loans outstanding.

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As a result of the 56% increase in pre-tax income, tax expense was $123,000 or $42,000 above the first three months of 2014. Although the dollars related to income tax expense increased for the 2015 first quarter, the effective tax rate decreased to 36.5% from 37.6% for the same period last year.

Net income increased 59% to nearly $214, 000 for the first three months of 2015 versus a year ago. This was due to favorable operating leverage in our financial results for the first quarter. Specifically, the factors included the increase in sales and improved gross margin percentage and favorable income from operations compared to the 2014 first quarter. Diluted earnings per share were one cent for the first quarter of 2015 and 2014.

Net cash provided by operating activities was $664,000 for the first three months of this year compared to $178,000 of net cash used by operations for the same period last year.

EBITDA increased 32% to $533,000 for the 2015 first quarter principally due to higher net income and tax expense. Adjusted EBITDA increased a similar percentage over the same period last year.

Finally, in early June the company will be participating in the 5th Annual LD Micro Invitational in Los Angeles, California. I will be making a presentation at the conference and participating in a number of meetings with investors. We look forward to this opportunity to share our investment story and hope this will also lead to increased investment interest in OurPet’s Company.

That concludes our remarks. Steve and I would now be pleased to respond to your questions. Melissa?.

QUESTION AND ANSWER

Operator Melissa(provides instructions)

Questions and answers

Ladies and gentlemen, we have reached the end of the question and answer portion of this conference call. Dr. Steve Tsengas will now make his closing comments.

Dr. Steve Tsengas

Thank you, Melissa. Our commitment to increase both top line revenue and bottom line profitability through successful implementation of our dual-brand strategy is our top priority. The first quarter results represent a positive start to 2015 and we are focused on converting our exciting growth opportunities within multiple sales channels into increased earnings. We appreciate your participation in today’s quarterly conference call and your continued interest in OurPet’s Company. Scott will now provide final instructions for this call.

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Scott Mendes

Thank you, Steve. A replay of this conference call will be available on our corporate website, www.ourpets.com, in the Investors section. This concludes the call and you may now disconnect your telephone line. Good bye.

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